Exhibit 99.1

For Immediate Release

U.S. Wireless Data Enters Agreement to Acquire CellGate Technologies
- Purchase Will Expand USWD's Reach into the Fixed Wireless Market -

New York, NY—October 31, 2000 – U.S. Wireless Data (USWD) (OTCBB: USWE), the leader in wireless transaction services, today announced that it has entered into an agreement to acquire CellGate Technologies, the leading manufacturer of integrated wireless IP (Internet Protocol) modem adapters and a provider of wireless IP services for transaction processing. This purchase will accelerate U.S. Wireless Data’s expansion into the fixed wireless market by offering a cost-efficient means for merchants to convert their credit card terminals from landline to wireless data transmission. The assets acquired include an exclusive license to the AT&T Wireless technology that makes the conversion from landline to wireless transaction possible for traditional dial-up point of sale terminals and other dial-up devices. The acquisition will be made for approximately $10 million in cash and shares and is subject to certain conditions, including obtaining certain third party consents.

        CellGate’s wireless IP technology transports financial transactions faster and often at lower costs than conventional dial-up telephone service. It allows existing point-of-sale terminals and dial-up ATMs to take advantage of wireless IP service without any other hardware or software modification.

        “This is a great opportunity for U.S. Wireless Data to expand its offerings into the installed based of dial-up terminals immediately. In effect, the acquisition allows us to accelerate our business plan to penetrate the fixed wireless market,” said Dean Leavitt, Chairman and CEO of U.S. Wireless Data. “While most people typically equate wireless only with mobility, wireless services have other benefits that appeal equally to both the fixed location and mobile merchant alike. Our acquisition of CellGate enables USWD to extend our technology to merchants who have already invested in dial-up terminals.”

        “By combining the two most meaningful companies in the wireless payments space, we are creating a firm that is able to provide a better solution to the rapidly growing fixed and mobile wireless transaction industry,” added Jeffrey Connelly, CEO of CellGate Technologies. “Also, by sharing our technologies, we are able to greatly expand the markets we can service.”

        CellGate estimates that there are over 4 million terminals that could conceivably be converted from landline technology to a fixed wireless solution. By using the CellGate adapter, merchants can eliminate the monthly costs of phone lines for terminals and improve the speed of their transactions (wireless transactions take about 2-5 seconds, as compared to landline transactions that take about 10-20 seconds). In addition to faster and, in many cases, less expensive transaction costs, merchants have access to detailed transaction reporting and analysis via U.S. Wireless Data’s Synapse(sm) platform.

        Using the CellGate CBF2000, an integrated wireless IP modem adapter with proprietary technology that can work with any dial terminal, is as simple as unplugging the current terminal phone line from the wall and plugging the phone line into the adapter. No additional equipment purchase is required. Merchant acquirers, ISOs and transaction processors will be able to offer their customers access to a comprehensive solution immediately and without the additional expense of buying new wireless terminals.

        “The combination of U.S. Wireless Data’s Synapse platform and the CellGate adapter allows us to reach out to our more than 2 million existing dial-up customers and provide them with a wireless solution, without costly or time-consuming upgrades,” said Steve VanFleet, senior vice president of product management and marketing for First Data Merchant Services, a client of U.S. Wireless Data and a leader in electronic commerce and payment services. “In addition, we foresee that this fixed wireless solution will open up the market to merchants that could not previously take credit cards because of speed issues, such as quick service restaurants, which potentially represent hundreds of millions of transactions.”

About U.S. Wireless Data, Inc.

U.S. Wireless Data, Inc. (www.uswirelessdata.com), founded in 1991, markets proprietary technology that brings together three large, rapidly growing industries–transaction processing, wireless data transport and the Internet–to enable wireless payment processing. The Company’s Synapsesm platform provides a gateway among all of the parties within a wireless point-of-sale (POS) transaction. This enables businesses that require mobility (i.e., not tethered to a telephone line) and/or faster transaction speed to accept wireless point-of-sale payments. By providing a seamless interface among merchants’ POS terminals, wireless carriers and card processors, credit, debit and other card transactions can be processed as fast as cash, without the cost and inconvenience of a telephone line. In addition, Synapsesm Internet-based tools offer on-line, real-time transaction monitoring, remote diagnostics and automated terminal activation. The Company is headquartered in New York City.

About CellGate Technologies

CellGate Technologies, LLC (www.cellgate.com), founded in 1997, is a provider of wireless services for financial transaction processing. CellGate utilizes proprietary Wireless IP technology developed by, and licensed from AT&T Wireless Group (NYSE: AWE) for domestic and international application. CellGate’s dial-tone emulation and other patented technology provides a seamless “plug and play” solution for the conversion of any current dial terminal or ATM cash machine to a high-speed, low cost Wireless IP device. This alternative to conventional dial or leased line telephone service provides an unprecedented ability for any retail merchant, quick service restaurant, or ATM owner/distributor to have instant access to process faster and lower cost financial transactions where and when needed. The CellGate service is support by a 24 x 7 Customer Service Center. CellGate is headquartered in Boca Raton, Florida with sales offices in Woodbury, New Jersey; Atlanta, Georgia; and Milwaukee, Wisconsin and operations and engineering facilities in St. Louis, Missouri and Fremont, California. CellGate is a trademark of CellGate Technologies, LLC.

Forward-Looking Statements: Except for historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties. While the management of the Company believes that current expectations reflect reasonable assumptions, actual results could vary materially depending on risks and uncertainties including, but not limited to: success of the Company’s new business plan; market acceptance of the Company’s products; the Company’s requirement for additional capital; the failure to execute definitive agreements with potential strategic alliance partners; technological change; system capacity constraints or system failures; the ability of the Company to develop new distribution channels; or competition. The reports filed by the Company pursuant to United States securities laws contain a detailed discussion of these factors and certain other risks to which the Company is subject. The Company assumes no obligation to update this information. Management of the Company advises the reader to review these reports (which are available from the United States Securities and Exchange Commission’s EDGAR database at http://www.sec.gov and at various other reference facilities in the United States).

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For Additional Information, Contact:

U.S. Wireless Data, Inc
Investor Relations Contact:
William A. Walkowiak, CFA
Lippert/Heilshorn & Associates
(212) 838-3777
william@lhai.com
Press Contact:
Phillippa Perkins
Edelman PR Worldwide
(212) 642-7747
phillippa.perkins@edelman.com

CellGate Technologies, LLC
Jeffrey Connelly
(561) 999-9077 ext. 306
jeff.connelly@cellgate.com